Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2018 Results

Continued market outperformance leads to increasing cash flows

STAMFORD, CT, May 9, 2018 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three months ended March 31, 2018.

Highlights for the Quarter:

•	Generated net revenues of $79.4 million, representing an increase of 73% compared to the same period in 2017.
◦TCE Revenues (1) for the quarter equated to $46.6 million, an increase of 63% year-on-year.
◦ Achieved a TCE (1) of $11,052 for the quarter, an increase of 41% year-on-year.

◦	Realized a net income of $0.1 million or $0.00 per share, compared to a net loss of $11.1 million or $0.17 per share for the comparable quarter in 2017.

•	Generated operating cash flows of $14.9 million for the quarter.

•Adjusted EBITDA(2) of $18.8 million, representing an increase of 314% compared to the first quarter of 2017.

•
Took delivery of the New London Eagle, a 2015-built CROWN-63 Ultramax, closed the sale of the Avocet, a 2010-built DIAMOND-53 Supramax, and signed a memorandum of agreement to sell the vessel Thrush for $10.9 million net of commissions and selling expenses.

.

•	Looking ahead into the second quarter of 2018, attained a TCE of $11,224 with approximately 70% of the days fixed for the period thus far.

Gary Vogel, Eagle Bulk's CEO, commented, "We continued to execute on our active owner-operator strategy during the first quarter, achieving a TCE of $11,052 and outperforming the benchmark Baltic Supramax Index by over $1,100 per day. This represents the fifth consecutive quarter we have meaningfully outperformed the market, which I believe underscores the value of our unique business model and our team’s ability to execute.

With attractive supply/demand fundamentals in place, we expect the underlying dry bulk market to continue to improve. Against this backdrop, we believe the Company is well positioned to continue to generate strong cash flow with a proven business model, significant operational leverage and a healthy balance sheet.”

 Fleet Operating Data

	Three Months Ended
	March 31, 2018	March 31, 2017
Ownership Days	4,312	3,686
Chartered in Days	944	514
Available Days	5,162	4,134
Operating Days	5,113	4,105
Fleet Utilization (%)	99.1%	99.3%

Results of Operations for the three months ended March 31, 2018 and 2017

For the three months ended March 31, 2018, the Company reported net income of $0.1 million, or basic and diluted earnings of $0.00 per share. In the comparable quarter of 2017, the Company reported a net loss of $11.1 million, or basic and diluted earnings of $0.17 per share.

We adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09" or "ASC 606") as of January 1, 2018 utilizing the modified retrospective method of transition. The impact of adoption of ASC 606 was not material to our reported financial position or the results of operations for the three months ended March 31, 2018.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended March 31, 2018 were $79.4 million compared with $45.9 million recorded in the comparable quarter in 2017. The increase in revenue was primarily attributable to the improving dry bulk market resulting in higher charter rates as well as an increase in available days due to an increase in owned fleet and chartered in vessels.

Voyage expenses

Voyage expenses for the three months ended March 31, 2018 were $22.5 million compared to $13.4 million in the comparable quarter in 2017. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Vessel expenses

Vessel expenses for the three months ended March 31, 2018 were $21.1 million compared to $18.0 million in the comparable quarter in 2017. The increase in vessel expenses is attributable to the increase in the owned fleet after the acquisition of 11 Ultramax vessels during 2017 and first quarter of 2018 which was partially offset by vessel sales in 2017. The Company sold the vessel Redwing in the first quarter of 2017, the Sparrow in the second quarter of 2017, the Woodstar in the third quarter of 2017 and the Wren in the fourth quarter of 2017. The ownership days for the three months ended March 31, 2018 and March 31, 2017 were 4,312 and 3,686, respectively.

Average daily vessel operating expenses for our fleet for the three months ended March 31, 2018 and March 31, 2017 were $4,888 and $4,871, respectively.

Charter hire expenses

Charter hire expenses for the three months ended March 31, 2018 were $10.3 million compared to $3.9 million in the comparable quarter in 2017. The increase in charter hire expense was principally due to an increase in the number of chartered in vessels as we expand on our owner-operator platform as well as an increase in the average charter hire expense per day. The total chartered in days for the three months ended March 31, 2018 were 944 compared to 514 for the comparable quarter in the prior year.

Depreciation and amortization

Depreciation and amortization expense for the three months ended March 31, 2018 and 2017 was $9.3 million and $7.5 million, respectively. Total depreciation and amortization expense for the three months ended March 31, 2018 includes $8.1 million of vessel and other fixed asset depreciation and $1.2 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended March 31, 2017 were $6.5 million of vessel and other fixed asset depreciation and $1.0 million of amortization of deferred drydocking costs. The increase in depreciation was primarily due to the purchase of 10 Ultramax vessels during 2017 and one in January 2018 offset by the sale of two vessels during 2017 and one vessel classified as held for

1TCE revenue and TCE is a non-GAAP financial measure. See the reconciliation and table of revenues to TCE revenue later in this release for more information on non-GAAP financial measures.

2 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net income to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

sale since the third quarter of 2017. The amortization of drydock expense increased in the current quarter compared to the comparable quarter in the prior year is primarily due to the completion of three drydocks in 2017 and two in the first quarter of 2018.

General and administrative expenses

General and administrative expenses for the three months ended March 31, 2018 and 2017 were $9.9 million and $7.8 million, respectively. General and administrative expenses include stock-based compensation of $3.5 million and $2.2 million for 2018 and 2017, respectively. The increase in general and administrative expenses was mainly attributable to increases in compensation expense including stock-based compensation expense. The increase in compensation expense relates to incremental staff hired in connection with the increased fleet size under our owner-operator business model.

Interest expense

Interest expense for the three months ended March 31, 2018 and 2017 was $6.3 million and $6.4 million, respectively. The decrease in interest expense is mainly due to the decrease in amortization of debt discount and debt issuance costs by $1.0 million resulting from the debt refinancing in December 2017 where the high interest bearing Second Lien Facility was repaid in full which was offset by an increase in interest expense of $0.8 million on the Ultraco Debt Facility which was used for acquisition of ten Ultramax vessels.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended March 31, 2018 was $14.9 million, compared with net cash used in operating activities of $2.0 million in the comparable quarter in 2017. The cash flows from operating activities improved over the prior year primarily due to an increase in charter hire rates driven by improvement in the dry bulk market and positive working capital change as compared to the corresponding period in the prior year, partially offset by higher drydocking expenditures of $1.1 million in 2018 compared to $0.02 million in the comparable quarter prior year.

Net cash used in investing activities for the three months ended March 31, 2018 was $15.3 million, compared to $21.9 million in the comparable quarter in the prior year. The Company purchased one Ultramax vessel in the first quarter of 2018 for $21.3 million out of which the Company paid a deposit of $2.2 million as of December 31, 2017. Additionally, the Company redeemed a $4.5 million of short-term certificate of deposit during the first quarter of 2018. During the first quarter of 2017, the Company purchased one Ultramax vessel for $17.3 million and paid a deposit of $10.3 million relating to acquisition of nine Ultramax vessels offset by proceeds from the sale of M/V Redwing for $5.8 million.

Net cash provided by financing activities for the three months ended March 31, 2018 was $2.1 million compared with $93.1 million in the comparable quarter in 2017. The Company drew down $8.6 million under the Ultraco Debt Facility in connection with the purchase of one Ultramax vessel, offset by repayment of $5.0 million of the Revolving Loan under the New First Lien Facility. The Company paid $1.2 million of debt issuance costs on the three existing debt facilities and $0.2 million towards shares withheld for taxes due to vesting of restricted shares. In the three months ended March 31, 2017, the Company received net proceeds of $96.0 million in a common stock private placement that closed on January 20, 2017 and repaid $2.9 million of its Term Loan under the First Lien Facility from the proceeds of the sale of the vessel Redwing.

As of March 31, 2018, our cash and cash equivalents balance was $57.9 million compared to a cash and cash equivalents balance of $56.3 million as of December 31, 2017.

 As of March 31, 2018, the total availability in the revolving credit facilities under the Super Senior Facility and the New First Lien Facility was $20.0 million.

As of March 31, 2018, the Company’s debt consisted of $200.0 million in outstanding bonds, $60.0 million in term loan under the New First Lien Facility and $69.8 million, under the Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the three months ended March 31, 2018 , two of our vessels were drydocked and we incurred $1.1 million in drydocking related costs. In the three months ended March 31, 2017, no vessels were drydocked.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
June 30, 2018	88	$2.6 million
September 30, 2018	66	$1.9 million
December 31, 2018	44	$1.3 million
March 31, 2019	44	$1.3 million
(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenues, net	$79,370,609	$45,855,057

Voyage expenses	22,514,592	13,353,347
Vessel expenses	21,078,657	17,955,519
Charter hire expenses	10,268,064	3,873,332
Depreciation and amortization	9,276,415	7,492,808
General and administrative expenses	9,913,964	7,778,821
Gain on sale of vessel	—	(92,114)
Total operating expenses	73,051,692	50,361,713
Operating income/(loss)	6,318,917	(4,506,656)

Interest expense	6,261,069	6,445,031
Interest income	(95,276)	(189,798)
Other expense	100,379	306,559
Total other expense, net	6,266,172	6,561,792
Net income/(loss)	$52,745	$(11,068,448)

Weighted average shares outstanding:
Basic	70,452,814	65,637,692
Diluted	71,531,864	65,637,692

Per share amounts:
Basic income/(loss)	$0.00	$(0.17)
Diluted income/(loss)	$0.00	$(0.17)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$57,897,634	$56,251,044
Accounts receivable	13,976,108	17,246,540
Prepaid expenses	3,663,037	3,010,766
Short-term investment	—	4,500,000
Inventories	13,622,341	14,113,079
Vessels held for sale	19,670,950	9,316,095
Other current assets	1,577,556	785,027
Total current assets	110,407,626	105,222,551
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $105,608,055 and $99,910,416, respectively	693,895,309	690,236,419
Advances for vessels purchase	—	2,201,773
Other fixed assets, net of accumulated amortization of $387,759 and $343,799, respectively	572,587	617,343
Restricted cash	74,917	74,917
Deferred drydock costs, net	9,654,102	9,749,751
Deferred financing costs - Super Senior Facility	285,342	190,000
Other assets	54,269	57,181
Total noncurrent assets	704,536,526	703,127,384
Total assets	$814,944,152	$808,349,935
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,015,305	$7,470,844
Accrued interest	5,912,503	1,790,315
Other accrued liabilities	5,984,737	11,810,366
Fair value of derivatives	152,560	73,170
Unearned charter hire revenue	6,231,209	5,678,673
Current portion of long-term debt	11,875,142	4,000,000
Total current liabilities	39,171,456	30,823,368
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	190,160,155	189,950,329
New First Lien Facility, net of debt discount and debt issuance costs	54,436,463	63,758,185
Ultraco Debt Facility, net of debt discount and debt issuance costs	65,001,075	59,975,162
Other liabilities	158,033	177,846
Fair value below contract value of time charters acquired	2,329,537	2,500,012
Total noncurrent liabilities	312,085,263	316,361,534
Total liabilities	351,256,719	347,184,902
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2018 and December 31, 2017, respectively	—	—

Common stock, $0.01 par value, 700,000,000 shares authorized, 70,515,018 and 70,394,307 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	705,151	703,944
Additional paid-in capital	890,881,460	887,625,902
Accumulated deficit	(427,899,178)	(427,164,813)
Total stockholders’ equity	463,687,433	461,165,033
Total liabilities and stockholders’ equity	$814,944,152	$808,349,935

CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net income/(loss)	$52,745	$(11,068,448)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	8,073,353	6,510,735
Amortization of deferred drydocking costs	1,203,062	982,073
Amortization of debt issuance costs	490,095	1,444,963
Amortization of fair value below contract value of time charter acquired	(170,475)	(205,078)
Payment-in-kind interest on debt	—	2,334,893
Net unrealized loss on fair value of derivative instruments	208,235	293,007
Stock-based compensation expense	3,510,911	2,170,700
Drydocking expenditures	(1,107,414)	(25,807)
Gain on sale of vessel	—	(92,114)
Changes in operating assets and liabilities:
Accounts receivable	3,270,432	(3,676,803)
Other current and non-current assets	(121,954)	(426,860)
Prepaid expenses	(652,271)	502,054
Inventories	490,738	2,148,742
Accounts payable	1,544,461	(249,235)
Accrued interest	4,122,188	(28,872)
Other accrued and other non-current liabilities	(5,009,784)	(3,738,154)
Unearned revenue	(1,031,082)	1,114,886
Net cash provided by/(used in) operating activities	14,873,240	(2,009,318)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(19,841,535)	(17,297,323)
Advance paid for purchase of vessel	—	(10,320,000)
Proceeds from redemption of Short-term investment	4,500,000	—
Proceeds from sale of vessels	—	5,790,500
Purchase of other fixed assets	966	(47,008)
Net cash used in investing activities	(15,340,569)	(21,873,831)

Cash flows from financing activities:
Repayment of term loan under First Lien Facility	—	(2,895,250)
Repayment of revolver loan under New First Lien Facility	(5,000,000)	—
Proceeds from Ultraco Debt Facility	8,600,000	—
Proceeds from the common stock private placement, net of issuance costs	—	96,030,003
Cash used to settle net share equity awards	(254,146)	—
Other financing costs	(1,231,935)	—
Net cash provided by financing activities	2,113,919	93,134,753

Net increase in cash and cash equivalents and restricted cash	1,646,590	69,251,604
Cash and cash equivalents and restricted cash at beginning of period	56,325,961	76,591,027
Cash and cash equivalents and restricted cash at end of period	$57,972,551	$145,842,631
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$1,648,787	$2,694,046

Reconciliation of Net income/(loss) to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31, 2018	March 31, 2017
Net income/(loss)	$52,745	$(11,068,448)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	6,261,069	6,445,031
Interest Income	(95,276)	(189,798)
Income taxes	—	—
EBIT	6,218,538	(4,813,215)
Depreciation and amortization	9,276,415	7,492,808
EBITDA	15,494,953	2,679,593
Non-cash, one-time and other adjustments to EBITDA(1):	3,340,436	1,873,508
Adjusted EBITDA	$18,835,389	$4,553,101

(1)
One-time and other adjustments to EBITDA includes; loss on debt extinguishment, vessel impairment, restructuring charges, stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and gains on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

	Three Months Ended
	March 31, 2018	March 31, 2017
Revenues, net	$79,370,609	$45,855,057
Less:
Voyage expenses	(22,514,592)	(13,353,347)
Charter hire expenses	(10,268,064)	(3,873,332)
Reversal of one legacy time charter	(86,487)	(302,444)
Realized gain on FFAs and bunker swaps	116,982	—
TCE revenue	46,618,448	28,325,934

Owned available days	4,218	3,620
TCE	$11,052	$7,825

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Ultraco Debt Facility: Ultraco Debt Facility refers to the credit facility for $69.8 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower,certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Ultraco Lenders, ABN AMRO Capital USA LLC, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and one Ultramax vessel in the first quarter of 2018.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company("Shipco"). on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of

November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

First Lien Facility: First Lien Facility refers to an Amended and Restated First Lien Loan Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping, as borrower, the banks and financial institutions party thereto and ABN AMRO Capital USA LLC, as security trustee and facility agent. The debt was fully discharged on December 8, 2017.

Second Lien Facility: Second Lien Facility refers to Second Lien Credit Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC, as borrower, the individuals and financial institutions party thereto and Wilmington Savings Fund Society, FSB as second lien agent for $60.0 million. The debt was fully discharged on December 8, 2017.

Super Senior Facility: Super Senior Facility refers to the $15.0 million revolver facility entered into by and among, Shipco, as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The facility is currently undrawn and the $15.0 million is fully available for acquisition of vessels or working capital purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Thursday, May 10, 2018, to discuss the first quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 7898437. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on May 10, 2018 until 11:00 AM ET on May 19, 2018. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 7898437.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.
 Contact:

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100

Media:
Jonathan Morgan
Alex Hinson
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.